    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1999

                                                      REGISTRATION NO. 333-66957

                                                      REGISTRATION NO. 333-50861
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 ON
                              FORM S-3 TO FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------
                       SERVICE CORPORATION INTERNATIONAL
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           TEXAS                     74-1488375
      (STATE OR OTHER             (I.R.S. EMPLOYER
      JURISDICTION OF            IDENTIFICATION NO.)
     INCORPORATION OR
       ORGANIZATION)

                               1929 ALLEN PARKWAY
                              HOUSTON, TEXAS 77019
                                 (713) 522-5141
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------

  JAMES M. SHELGER, ESQ.              Copy to:
  SENIOR VICE PRESIDENT,           MARCUS A. WATTS
    GENERAL COUNSEL AND       LOCKE LIDDELL & SAPP LLP
         SECRETARY                3400 CHASE TOWER
    SERVICE CORPORATION              600 TRAVIS
       INTERNATIONAL            HOUSTON, TEXAS 77002
    1929 ALLEN PARKWAY             (713) 226-1200
   HOUSTON, TEXAS 77019
      (713) 522-5141
 (NAME, ADDRESS, INCLUDING
  ZIP CODE, AND TELEPHONE
  NUMBER, INCLUDING AREA
         CODE, OF
    AGENT FOR SERVICE)

                       POST EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------
                        EQUITY CORPORATION INTERNATIONAL
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    75-2521142
      (STATE OR OTHER             (I.R.S. EMPLOYER
      JURISDICTION OF            IDENTIFICATION NO.)
     INCORPORATION OR
       ORGANIZATION)

                       415 SOUTH FIRST STREET, SUITE 210
                              LUFKIN, TEXAS 75901
                                 (409) 631-8700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------

  JAMES M. SHELGER, ESQ.              Copy to:
  SENIOR VICE PRESIDENT,           MARCUS A. WATTS
    GENERAL COUNSEL AND       LOCKE LIDDELL & SAPP LLP
          SECRETARY               3400 CHASE TOWER
    SERVICE CORPORATION              600 TRAVIS
        INTERNATIONAL           HOUSTON, TEXAS 77002
    1929 ALLEN PARKWAY             (713) 226-1200
   HOUSTON, TEXAS 77019
      (713) 522-5141
 (NAME, ADDRESS, INCLUDING
   ZIP CODE, AND TELEPHONE
   NUMBER, INCLUDING AREA
          CODE, OF
    AGENT FOR SERVICE)

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
                             ---------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
            TITLE OF EACH CLASS OF                  AMOUNT TO BE        OFFERING PRICE PER   AGGREGATE OFFERING    REGISTRATION
         SECURITIES TO BE REGISTERED                REGISTERED(1)            UNIT(1)              PRICE(1)            FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
4 1/2% Convertible Subordinated Debentures due
  2004........................................      $143,750,000               100%
-------------------------------------------------------------------------------------------     $143,750,000         $39,963
Common Stock of Service Corporation
    International(2)..........................   3,770,392 shares(3)            --
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i).

(2) Includes Series D Junior Participating Preferred Stock Purchase Rights associated with the Common Stock. No additional consideration will be received for the Common Stock or the Series D Junior Participating Preferred Stock Purchase Rights associated therewith and, therefore, no registration fee is required pursuant to Rule 457(i).

(3) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 4 1/2% Convertible Subordinated Debentures due December 31, 2004 registered hereby and, pursuant to Rule 416, such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion of such Debentures.

(4) Pursuant to Rule 457(b), the calculated fee of $39,963 shall be offset by the aggregate fee of $195,189 paid in connection with (i) the preliminary proxy statement of Equity Corporation International filed with the Commission on August 19, 1998 and (ii) Registration Statement No. 333-66957 of Service Corporation International filed with the Commission on November 6, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  $143,750,000

                       SERVICE CORPORATION INTERNATIONAL
                        EQUITY CORPORATION INTERNATIONAL
              4 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                                      AND

                       SERVICE CORPORATION INTERNATIONAL
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

                             ---------------------

                        Trading Symbol for Common Stock:
                         New York Stock Exchange -- SRV
                             ---------------------

     The Debentures will mature on December 31, 2004. We will pay interest on the Debentures on June 30 and December 31 of each year, commencing June 30, 1998. We may not redeem the Debentures prior to February 26, 2001. Thereafter, we have the right to redeem the Debentures on the terms set forth in this prospectus.

     The Debentures are unsecured. The Debentures (1) are subordinate in right of payment to all of the existing and future secured indebtedness of Service Corporation International ("SCI"), (2) rank equally in right of payment with all of SCI's existing and future unsecured senior indebtedness, and (3) rank senior in right of payment to all of SCI's existing and future subordinated indebtedness. Additionally, the Debentures (1) are subordinate in right of payment to all existing and future senior secured indebtedness of Equity Corporation International ("ECI"), (2) rank equally in right of payment with all of ECI's existing and future unsecured senior indebtedness, and (3) rank senior in right of payment to all of ECI's existing and future subordinated indebtedness.

     The Debentures are convertible at the option of the Debenture holders into shares of SCI's common stock at any time prior to redemption or maturity at a conversion rate of $38.126 principal amount of the Debentures per share of SCI's common stock. The Debentures are convertible in denominations of $1,000, increased in multiples of $1,000.

     The Debentures and the common stock of SCI issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or their transferees, pledgees, donees or successors on the terms set forth in this prospectus.

     Neither SCI nor ECI intends to list the Debentures on any national securities exchange or to seek the admission thereof to trading in the Nasdaq system.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                February 4, 1999

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement on Form S-4 that SCI filed with the Securities and Exchange Commission, as amended by a Registration Statement on Form S-3 relating to the Debentures and the common stock of SCI issuable upon conversion thereof under the Securities Act of 1933, as amended. This prospectus is also part of a Registration Statement on Form S-3, as amended, that ECI filed with the Securities and Exchange Commission relating to the Debentures under the Securities Act of 1933, as amended. For purposes hereof, the "registration statement" means the original registration statement of SCI, the original registration statement of ECI and any and all amendments thereto.

     An aggregate principal amount of $143,750,000 4 1/2% Convertible Subordinated Debentures due December 31, 2004 were originally issued by ECI. On January 19, 1999, one of SCI's wholly owned subsidiaries merged with and into ECI, with ECI surviving the merger as one of SCI's wholly owned subsidiaries. As a result of the merger and pursuant to the First Supplemental Indenture dated as of January 19, 1999 by and among ECI, SCI and Bankers Trust Company, as trustee, the Debentures became obligations of SCI and ECI.

     This prospectus provides you with a description of the Debentures and the common stock that SCI may issue upon conversion of the Debentures. This prospectus may also be used by the Debenture holders named in this prospectus under the heading "Selling Securityholders" (or their transferees, pledgees, donees or successors) to offer and sell the Debentures and the underlying common stock of SCI on the terms described in this prospectus. You should read this prospectus together with the additional information described under the heading "Where To Find More Information."

                         WHERE TO FIND MORE INFORMATION

     SCI and ECI file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by SCI and ECI at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The filings of SCI and ECI with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov." SCI also invites you to visit its web site at "http://www.sci-corp.com."

     It is currently anticipated that ECI will cease filing reports under the Securities Exchange Act of 1934, as amended, after the registration statement, of which this prospectus is a part, becomes effective. SCI will include summarized financial information regarding ECI in its Form 10-K as required by the Commission.

     The Commission allows SCI and ECI to "incorporate by reference" the information they file with it, which means that they can disclose important information to you by referring you to another document they filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and information that SCI and ECI file later with the Commission will automatically update and supersede this information. SCI and ECI incorporate by reference the documents set forth below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

SCI COMMISSION FILINGS (FILE NO. 1-06402)

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - Current Reports on Form 8-K filed March 24, 1998, May 15, 1998, December 11, 1998, January 20, 1999 and January 28, 1999;

     - Description of Series D Junior Participating Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A dated May 15, 1998; and

     - Description of capital stock set forth under the caption "Item 1. Description of Securities to be Registered -- Capital Stock" in the Form 8, Amendment No. 3, dated September 15, 1982, to the Registration Statement on Form 8-A.

ECI COMMISSION FILINGS (FILE NO. 0-24728)

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

     - Current Reports on Form 8-K filed February 11, 1998, February 13, 1998, February 26, 1998, August 10, 1998, September 3, 1998, December 17, 1998, December 22, 1998, January 4, 1999 and January 20, 1999.

     SCI will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of these SCI or ECI filings upon request. You may request a copy of these filings, at no cost, by writing or by telephoning SCI at the following address:

     Service Corporation International
     1929 Allen Parkway
     Houston, Texas 77019
     (713) 522-5141
     Attention: James M. Shelger

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER SCI NOR ECI HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED FEBRUARY 4, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE.

                                    SUMMARY

     This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you.

                                 THE COMPANIES

SERVICE CORPORATION INTERNATIONAL

     SCI is the largest provider of death care services and products in the world. As of January 19, 1999, SCI owned and operated 3,700 funeral service locations, 500 cemeteries and 180 crematoria located in 18 countries on five continents. SCI was incorporated in Texas on July 5, 1962. The term "SCI" refers to SCI and its subsidiaries in this paragraph. Additional information concerning SCI is included in SCI's reports filed under the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this prospectus. See "Where To Find More Information."

     SCI's consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

                                   NINE MONTHS ENDED
    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
--------------------------------   -----------------
1993   1994   1995   1996   1997         1998
----   ----   ----   ----   ----   -----------------
3.19   3.13   2.84   3.24   4.29         3.88

     See "The Companies -- Service Corporation International" for a further discussion of SCI's consolidated ratios of earnings to fixed charges.

     SCI's principal executive office is located at 1929 Allen Parkway, Houston, Texas 77019, and its telephone number is (713) 522-5141.

EQUITY CORPORATION INTERNATIONAL

     ECI is a wholly owned subsidiary of SCI and the surviving corporation of the merger of a wholly owned subsidiary of SCI with and into ECI, which was consummated on January 19, 1999. ECI provides death care services and products in the United States and Canada, primarily serving communities located in non-metropolitan and select suburban areas. Additional information concerning ECI is included in ECI's reports filed under the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this prospectus. See "Where To Find More Information."

     ECI's consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

                                   NINE MONTHS ENDED
    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
--------------------------------   -----------------
1993   1994   1995   1996   1997         1998
----   ----   ----   ----   ----   -----------------
4.14   2.80   4.73   6.57   4.32         2.93

     See "The Companies -- Equity Corporation International" for a further discussion of ECI's consolidated ratios of earnings to fixed charges.

     ECI's principal executive office is located at 415 South First Street, Suite 210, Lufkin, Texas 75901, and its telephone number is (409) 631-8700.

                                  THE OFFERING

Securities Offered.........  (1) $143,750,000 principal amount of 4 1/2%
                             Convertible Subordinated Debentures due 2004 (the "Debentures") issued under an Indenture dated as of February 25, 1998 between ECI and Bankers Trust Company, as trustee, as supplemented by the First Supplemental Indenture dated January 19, 1999, by and among ECI, SCI and Bankers Trust Company, as trustee, and (2) the shares of SCI's common stock issuable upon the conversion of the Debentures.

Interest Payment Dates.....  June 30 and December 31 of each year, commencing
                             June 30, 1998.

Conversion Rights..........  The Debentures are convertible into shares of SCI's common stock at any time prior to maturity or redemption at a conversion price of $38.126 per share of SCI's common stock, subject to adjustment under certain conditions.

Optional Redemption by
ECI........................  ECI cannot redeem the Debentures prior to February
                             26, 2001. Thereafter, ECI can redeem the Debentures at any time and from time to time at its option, in whole or in part, at the redemption prices set forth in this prospectus, plus accrued interest.

Change in Control of ECI...  Upon a change in control of ECI, holders of the
                             Debentures will have the right, subject to certain restrictions and conditions, to require us to purchase all or any part of the Debentures at the principal amount thereof, plus accrued interest. If a change in control of ECI were to occur, we can not guarantee that we will have sufficient funds to pay the repurchase price for all Debentures tendered by the holders or that we will be permitted to purchase the Debentures tendered under the terms of any existing or future secured indebtedness or any existing or future indebtedness ranking equally in right of payment with the Debentures.

Subordination..............  The Debentures (1) are general unsecured obligations of SCI, (2) are contractually subordinate in right of payment to all of SCI's existing and future secured indebtedness, (3) rank equally in right of payment with all of SCI's existing and future senior indebtedness that is unsecured, and (4) rank senior in right of payment to all of SCI's existing and future subordinated indebtedness. The Debentures are effectively subordinated to all current and future obligations of SCI's subsidiaries (other than ECI), including trade obligations, as a result of structural subordination. The Debentures (1) are general unsecured obligations of ECI, (2) are contractually subordinate in right of payment to all existing and future senior secured indebtedness of ECI, (3) rank equally in right of payment with all of ECI's existing and future unsecured senior indebtedness, and (4) rank senior in right of payment to all of ECI's existing and future subordinated indebtedness. The Indenture and the First Supplemental Indenture governing the Debentures do not restrict the incurrence of secured indebtedness or other indebtedness by SCI, ECI or any other subsidiaries of SCI.

Use of Proceeds............  Neither SCI nor ECI will receive any of the proceeds from the sale of the Debentures or the shares of SCI's common stock issuable upon conversion of the Debentures by the selling securityholders listed in this prospectus under the heading "Selling Securityholders."

Registration Rights........  If ECI fails to comply with certain obligations under the Registration Rights Agreement described in this prospectus, ECI has agreed to make additional payments of predetermined liquidated damages to the holders of the Debentures and the holders of SCI's common stock issued upon conversion of the Debentures. See "Description of Debentures -- Registration Rights."

                                 THE COMPANIES

SERVICE CORPORATION INTERNATIONAL

     References to the "Company" or "SCI" in this prospectus should be read as referring to Service Corporation International and its subsidiaries, except where the context indicates otherwise.

     SCI is the largest provider of death care services and products in the world. As of January 19, 1999, SCI owned and operated 3,700 funeral service locations, 500 cemeteries and 180 crematoria located in 18 countries on five continents.

     SCI provides all professional services relating to funerals, burials and cremations, including the use of funeral homes and motor vehicles, the performance of cemetery interment services and the management and maintenance of cemetery grounds. It sells caskets, coffins, burial vaults and garments, cemetery interment rights, including mausoleum spaces and lawn crypts, stone and bronze memorials, cremation receptacles and related merchandise. SCI sells its services and products to client families both at and prior to the time of need. In addition, SCI's financial services segment is engaged in prearranged funeral marketing, funeral and cemetery trust administration, investment management, life insurance operations and provides financing to independent funeral home and cemetery operators.

     SCI's strategy is to:

     - continue to expand through the acquisition and construction, both domestically and internationally, of funeral homes, cemeteries and crematoria in areas with demographics that SCI believes to be favorable;

     - increase the operating margins of its existing and acquired facilities by having those facilities share resources pursuant to SCI's cluster strategy;

     - increase revenue per location through the merchandising of a broad line of funeral and cemetery products and services, both on a pre-need and at-need basis; and

     - increase future volume and revenues through the sale of prearranged funeral services.

     SCI's consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

                                   NINE MONTHS ENDED
    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
--------------------------------   -----------------
1993   1994   1995   1996   1997         1998
----   ----   ----   ----   ----   -----------------
3.19   3.13   2.84   3.24   4.29         3.88

     For purposes of computing the ratios of earnings to fixed charges, earnings consist of (1) income from continuing operations before income taxes (excluding the undistributed income of entities of which SCI owns less than 50% of the equity), (2) the minority interest of majority-owned subsidiaries with fixed charges and (3) fixed charges (excluding capitalized interest). Fixed charges consist of (1) interest expense, whether capitalized or expensed, (2) amortized debt costs, (3) dividends on preferred securities of SCI Finance LLC (which preferred securities were redeemed in June 1997) and (4) an interest factor attributable to rentals.

EQUITY CORPORATION INTERNATIONAL

     ECI is a wholly owned subsidiary of SCI and the surviving corporation of the merger of a wholly owned subsidiary of SCI with and into ECI, which was consummated on January 19, 1999. ECI provides death care services and products in the United States and Canada, primarily serving communities located in non-metropolitan and select suburban areas.

     ECI's consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

                                   NINE MONTHS ENDED
    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
--------------------------------   -----------------
1993   1994   1995   1996   1997         1998
----   ----   ----   ----   ----   -----------------
4.14   2.80   4.73   6.57   4.32         2.93

     For purposes of calculating the ratios of earnings to fixed charges, earnings consist of (1) income before taxes, (2) extraordinary item and (3) fixed charges. Fixed charges include (1) interest expense and (2) an interest factor attributable to rentals.

                                USE OF PROCEEDS

     Neither SCI nor ECI will receive any of the proceeds from the sale of the Debentures or the common stock, par value $1.00 per share, of SCI (the "SCI Common Stock") issuable upon conversion of the Debentures by the selling securityholders set forth in this prospectus under the heading "Selling Securityholders" (the "Selling Securityholders").

                           DESCRIPTION OF DEBENTURES

     The Debentures were initially issued and sold by ECI, pursuant to an Indenture dated as of February 25, 1998 (the "Original Indenture") between ECI, as issuer, and Bankers Trust Company, as trustee (the "Trustee"). The Debentures were initially issued and sold to qualified institutional buyers ("QIBs"), as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), in transactions exempt from the registration requirements of the Securities Act, through Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers").

     In connection with the merger of SCI Delaware Funeral Services, Inc., a Delaware corporation and wholly owned subsidiary of SCI, with and into ECI (the "Merger"), SCI, ECI and the Trustee entered into the First Supplemental Indenture dated as of January 19, 1999 (the "Supplemental Indenture"). Pursuant to the Supplemental Indenture, SCI became a co-obligor with ECI with respect to the Debentures (but not a successor to ECI). Subject to the terms of the Supplemental Indenture, SCI is jointly and severally liable with ECI for the payment of the principal (and premium, if any) and interest on the Debentures under the Original Indenture and the Supplemental Indenture.

     The terms of the Debentures include those stated in the Original Indenture and the Supplemental Indenture (collectively with the Original Indenture, the "Indenture") and those provisions required by, or made a part of the Indenture by reference to, the Trust Indenture Act of 1939, as in effect on the date of the Indenture (the "Trust Indenture Act"). The Debentures are subject to all such terms of the Indenture, and prospective investors are referred to the Indenture for a statement thereof. Copies of the Original Indenture and the Supplemental Indenture have been filed with the Securities and Exchange Commission (the "Commission") as exhibits to the registration statement of which this prospectus is a part.

     The following summary of the Debentures is qualified in its entirety by express reference to the Debentures and the Indenture, which are incorporated by reference as a part of such summary. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture. References in this section to the "Company" or "SCI" are solely to Service Corporation International, a Texas corporation, and not its subsidiaries. References in this section to "ECI" are solely to Equity Corporation International, a Delaware corporation, and not its subsidiaries.

GENERAL

     The Debentures are general unsecured obligations of the Company and ECI, are limited to an aggregate principal amount of $143,750,000 and will mature on December 31, 2004. The Debentures:

     - are contractually subordinate in right of payment to all existing and future Senior Secured Indebtedness of ECI;

     - rank equally in right of payment with all existing and future senior indebtedness of ECI that is unsecured; and

     - rank senior in right of payment to all existing and future subordinated indebtedness of ECI.

     The Debentures are general unsecured obligations of the Company as a joint and several obligor with respect to payment obligations on the Debentures following a payment failure by ECI. The Debentures:

     - are contractually subordinate in right of payment to all existing and future secured indebtedness of the Company;

     - rank equally in right of payment with all existing and future Senior Indebtedness of the Company that is unsecured; and

     - rank senior in right of payment to all existing and future subordinated indebtedness of the Company.

     The Debentures are effectively subordinated to all current and future obligations of subsidiaries of the Company (other than ECI), including trade obligations, as a result of structural subordination. The Indenture does not restrict the incurrence of secured indebtedness or other indebtedness of the Company, ECI or any other subsidiaries of the Company.

     The Debentures bear interest from February 25, 1998 at an interest rate of 4 1/2% per annum. Interest is payable semi-annually in arrears on June 30 and December 31 of each year, commencing June 30, 1998, to Debenture Holders of record at the close of business on the June 15 or December 15 preceding each such interest payment date. Principal of and interest on the Debentures is payable at the office of the Paying Agent. The Trustee initially will act as the Paying Agent.

     Interest may, at the option of the Company and ECI, be paid either (1) by check mailed to the address of the person entitled thereto as it appears in the Debenture register or (2) by wire transfer to an account maintained by such person located in the United States. However, payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

     The Debentures may be presented for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. The Trustee initially will act as the Conversion Agent and Registrar.

     Neither the Company nor ECI intends to list the Debentures on any national securities exchange or to seek the admission thereof to trading in the Nasdaq system. The Initial Purchasers may make a market in the Debentures and the underlying SCI Common Stock. However, the Initial Purchasers are not obligated to make such a market and may discontinue any market-making activities at any time without notice. In addition, such market-making activities are subject to limits imposed by the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Although prior to the registration of the Debentures under ECI's Registration Statement No. 333-50861 the Debentures were designated for trading on the Private Offerings, Resales and Trading through Automated Linkages system of the National Association of Securities Dealers, Inc. ("The PORTAL Market"), the Debentures sold hereunder will not be eligible for trading through The PORTAL Market. No assurance can be given that an active trading market for the Debentures will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, Holders of the Debentures may experience difficulty in reselling, or an inability to sell, the Debentures. If a market for the Debentures develops, any such market may be discontinued at any time. If a public trading market develops for the Debentures, future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Debentures may trade at a discount from their principal amount.

FORM AND DENOMINATION

     The Debentures have been issued in definitive registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Debentures sold to QIBs have been registered in book-entry form and are represented by one or more global Debentures without coupons (each, a "Global Debenture") deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such Global Debenture are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants. Any such beneficial interest may not be exchanged for Debentures in certificated form except in the limited circumstances described herein. No Debentures were initially sold to institutional investors that qualify as accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) ("Institutional Accredited Investors") or in offshore transactions in reliance on Regulation S of the Securities Act.

     No service charge will be made for any registration of transfer or exchange of Debentures. However, ECI may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Upon the issuance of the Global Debentures, DTC credited, on its internal system, the respective principal amounts of the individual beneficial interests represented by such Global Debentures to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in a Global Debenture is limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Ownership of beneficial interests in the Global Debentures is shown on, and the transfer of that ownership is effected through, records maintained by DTC (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants).

     So long as DTC, or its nominee, is the registered owner or Holder of a Global Debenture, DTC or such nominee, as the case may be, is considered the sole owner or Holder of the Debentures represented by such Global Debenture for all purposes under the Indenture and the Debentures. No beneficial owner of an interest in a Global Debenture may transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture). If
(1) DTC or any successor depository notifies ECI that it is unwilling or unable to continue as depository for a Global Debenture or ceases to be a "clearing agency" registered or in good standing under the Exchange Act or other applicable statute or regulation and a successor depository is not appointed by ECI within 90 days, or (2) an Event of Default has occurred and is continuing, owners of beneficial interests in such Global Debenture, as identified by DTC, will receive physical delivery of Debentures in certificated form and will be considered to be the owners or Holders of such Debentures under the Indenture or the Debentures.

     Payments of interest on and the redemption price of the Global Debentures will be made to DTC or its nominee, as the registered owner thereof. Neither ECI, the Trustee nor any Paying Agent will have any responsibility or liability
(1) for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures or (2) for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     ECI expects that DTC or its nominee, upon receipt of any payment in respect of a Global Debenture held by it or its nominee, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture as shown on the records of DTC or its nominee. ECI also expects that payments by Participants to owners of beneficial interests in such Global Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. However, such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC are effected in accordance with DTC rules and are settled in same-day funds. The laws of some states, however, require that certain persons take physical delivery of securities in definitive form.

     DTC will take any action permitted to be taken by a Holder of Debentures (including the presentation of Debentures for exchange as described below) only at the direction of one or more Participants to whose account interests in the Global Debentures are credited and only in respect of such portion of the aggregate principal amount of the Debentures as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Debentures, DTC will exchange the Global Debentures for Debentures in certificated form, which it will distribute to its Participants and which will be legended.

     If any Debenture becomes mutilated, defaced, destroyed, lost or stolen, ECI will execute, and upon ECI's request the Trustee will authenticate and deliver, a new Debenture, of like tenor and equal principal amount at maturity, registered in the same manner, dated the date of its authentication in exchange and substitution for such Debenture (upon surrender and cancellation thereof) or in lieu of and substitution for such Debenture. If any Debenture is destroyed, lost or stolen, the applicant for a substituted Debenture shall furnish to ECI and the Trustee such security or indemnity as may be required by them to hold each of them harmless. In every case of destruction, loss or theft of a Debenture, the applicant also shall furnish to ECI satisfactory evidence of the destruction, loss or theft of such Debenture and of the ownership thereof. Upon the issuance of any substituted Debenture, ECI may require the payment by the registered Holder thereof of a sum sufficient to cover fees and expenses connected therewith.

     DTC has advised ECI that DTC is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a member of the Federal Reserve System, (3) a "clearing corporation" within the meaning of the New York Uniform Commercial Code and (4) a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, banks (including the Trustee), trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

CONVERSION RIGHTS

     Prior to the Merger, a Holder could convert the principal amount of a Debenture into shares of the common stock of ECI at the conversion rate of $27.09 principal amount of Debentures per share of common stock of ECI, subject to adjustment. As a result of the Merger, a Holder may, at any time prior to maturity, convert the principal amount of a Debenture (or any portion thereof equal to $1,000 or an integral multiple of $1,000) into shares of SCI Common Stock at the conversion rate of $38.126 principal amount of Debentures per share of SCI Common Stock, subject to adjustment as described below (the "Conversion Price"). The right to convert a Debenture called for redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date for such Debenture or such earlier date as the Holder presents the Debenture for redemption (unless ECI and/or the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is redeemed). A Debenture for which a Holder has delivered a Change in Control Purchase Notice exercising the option of such Holder to require ECI and/or the Company to purchase such Debenture may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the Holder to the Paying Agent prior to the close of business on the Business Day prior to the Change in Control Purchase Date in accordance with the Indenture.

     No payment or adjustment will be made for dividends or distributions with respect to shares of SCI Common Stock issued upon conversion of a Debenture. Except as otherwise provided in the Indenture, interest accrued shall not be paid on Debentures converted. However, interest accrued through February 24, 2001 shall be paid on any Debentures called for redemption and surrendered for conversion before the close of business on June 15, 2001. If any Holder surrenders a Debenture for conversion between the record date for the payment of an installment of interest and the related interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid on the related interest payment date to the Holder on such record date. However, in such event, unless such Debenture has been called for redemption, such Debenture, when surrendered for conversion, must be accompanied by delivery by such Holder of a check or draft payable in an amount equal to the interest payable on such interest payment date on the portion so converted. No fractional shares will be issued upon conversion. A cash payment will be made for any fractional interest based upon the current market price of the SCI Common Stock.

     The Conversion Price will be subject to adjustment upon the occurrence of certain events, including:

     - the issuance of shares of SCI Common Stock as a dividend or distribution on the SCI Common Stock;

     - the subdivision or combination of the outstanding SCI Common Stock;

     - the issuance to all or substantially all holders of SCI Common Stock of rights or warrants to subscribe for or purchase SCI Common Stock (or securities convertible into SCI Common Stock) at a price per share less than the then current market price per share, as defined;

     - the distribution to all or substantially all holders of SCI Common Stock of shares of capital stock of the Company (other than SCI Common Stock), evidences of indebtedness or other non-cash assets (including securities of any company other than the Company);

     - the distribution to all or substantially all holders of SCI Common Stock of rights or warrants to subscribe for securities of the Company (other than those referred to in the third bullet above); and

     - the distribution to all or substantially all holders of SCI Common Stock of cash in an aggregate amount that (together with (1) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a Subsidiary of the Company for SCI Common Stock consummated within the preceding 12 months not triggering a Conversion Price adjustment and (2) all other cash distributions to all or substantially all holders of SCI Common Stock made within the preceding 12 months not triggering a Conversion Price adjustment) exceeds an amount equal to 10% of the Company's market capitalization on the Business Day immediately preceding the day on which the Company declares such distribution.

In the event of a distribution pro rata to holders of SCI Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those referred to in the third bullet above), the Company may, instead of making any adjustment in the Conversion Price, make proper provisions so that each Holder who converts a Debenture (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to the shares of SCI Common Stock issuable upon conversion, an appropriate number of such rights. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments require an increase or decrease of at least 1% in the Conversion Price as last adjusted.

     The term "all or substantially all" as used in the previous paragraph has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Debentures were to assert that an adjustment to the conversion privilege of the Debentures was required under the Indenture and the Company were to contest such assertion, there could be no assurance as to how a court would interpret the phrase under New York law. The interpretation of the phrase under New York law may have the effect of preventing the Trustee or the Holders of the Debentures from successfully asserting that the Conversion Price is subject to adjustment or that the Debentures are convertible into other shares of stock and other securities and property that the Holders would have owned immediately after the transaction if the Holders had converted the Debentures immediately before the effective date of the transaction.

     Certain adjustments to the Conversion Price to reflect the Company's issuance of certain rights, warrants, evidences of indebtedness, securities or other property (including cash) to holders of the SCI Common Stock may result in constructive distributions taxable as dividends to Holders of the Debentures. Similarly, if instead of adjusting the Conversion Price upon a pro rata distribution of rights to subscribe for additional shares of the Company's capital stock, as described above, the Company elects at such time to alter the consideration receivable by the Holders of the Debentures upon conversion to include the rights such Holders would have been entitled to if conversion had occurred prior to the record date for such distribution of rights, the alteration may result in constructive distributions taxable as dividends to Holders of the Debentures.

OPTIONAL REDEMPTION BY ECI

     The Debentures may not be redeemed at the option of ECI on or prior to February 26, 2001. Thereafter, the Debentures may be redeemed at the option of ECI, in whole or in part, upon not less than 30 nor more than 60 days' notice by mail.

     The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on February 26 of the following years:

                                                    REDEMPTION
YEAR                                                  PRICE
----                                                ----------
2001..............................................   102.53%
2002..............................................   101.88%
2003..............................................   101.22%
2004..............................................   100.56%

in each case together with accrued interest up to but not including the Redemption Date.

     If less than all of the outstanding Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a Holder's Debentures is selected for partial redemption and such Holder converts a portion of such Debentures, such converted portion shall be deemed to be of the portion selected for redemption.

PURCHASE OF DEBENTURES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL OF ECI

     Following the Merger, in the event of a Change in Control of ECI, each Holder will have the option, subject to the terms and conditions of the Indenture, to require ECI to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the Holder's Debentures as of the date that is 50 Business Days after the occurrence of such Change in Control (the "Change in Control Purchase Date"). The purchase price shall be equal to 100% of the principal amount thereof, plus accrued interest up to but not including the Change in Control Purchase Date.

     Within 20 Business Days after the occurrence of a Change in Control of ECI, ECI shall mail to the Trustee and to each Holder and cause to be published a written notice of the Change in Control, setting forth, among other things, the terms and conditions of, and the procedures required for exercise of, the Holder's right to require the purchase of such Holder's Debentures.

     To exercise the purchase right upon a Change in Control of ECI, a Holder must deliver written notice of such exercise to the Paying Agent at any time prior to the close of business on the Business Day prior to the Change in Control Purchase Date. The notice of exercise must specify the Debentures with respect to which the purchase right is being exercised. The notice of exercise may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the Business Day prior to the Change in Control Purchase Date.

     A Change in Control of ECI shall be deemed to have occurred if any of the following occurs after January 19, 1999, the effective date of the Merger:

          (1) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor provision) of beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions, of shares of capital stock of ECI entitling such Person to exercise more than 50% of the total voting power of all shares of capital stock of ECI entitling the holders thereof to vote generally in elections of directors; or

          (2) any consolidation of ECI with, or merger of ECI into, any other Person, any merger of another Person into ECI, or any sale, lease or exchange of all or substantially all of the property and assets of ECI (other than a merger which (x) does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of ECI or (y) is effected primarily to change the jurisdiction of incorporation of ECI and results in reclassification, conversion, or exchange of outstanding shares of common stock of ECI solely into shares of common stock of the surviving entity); or

          (3) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of ECI (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of ECI was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of ECI then in office.

The above provisions with respect to change in control apply only upon a Change in Control of ECI and not upon a change in control of the Company.

     A "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture, except that the Indenture requires that the number of shares of capital stock of ECI entitling the holders thereof to vote generally in the election of directors shall be deemed to include, in addition to all outstanding shares of capital stock of ECI entitling the holders thereof to vote generally in the election of directors and Unissued Shares deemed to be held by the Person with respect to which the Change in Control determination is being made, all Unissued Shares deemed to be held by all other persons. As defined in the Indenture, "Unissued Shares" means shares of capital stock of ECI not outstanding that are subject to options, warrants, rights to purchase, or conversion privileges exercisable within 60 days of the date of determination of a Change in Control and that, upon issuance, will entitle the holders thereof to vote generally in the election of directors.

     The term "all or substantially all" as used in clause (2) of the definition of Change in Control above has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Debentures were to elect to exercise their rights under the Indenture and ECI were to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law. The interpretation of the phrase under New York law may have the effect of preventing the Trustee or the Holders of the Debentures from successfully asserting that a Change in Control has occurred.

     Subject to the limitation on mergers and consolidations discussed below, ECI could, in the future, enter into certain transactions, including certain recapitalizations of ECI and transfers of less than substantially all of the property and assets of ECI, that would not constitute a Change in Control under the Indenture, but that would increase the amount of secured indebtedness (or other indebtedness) of ECI outstanding at such time or otherwise adversely affect the Holders of the Debentures. There are no restrictions in the Indenture on the creation of secured indebtedness (or other indebtedness) by ECI or its subsidiaries, and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on ECI's ability to service its indebtedness, including the Debentures.

     If a Change in Control of ECI were to occur, there can be no assurance that ECI would have sufficient funds to pay the Change in Control Purchase Price for all Debentures tendered by the Holders thereof. The exercise by any Holder of Debentures of the right to require ECI to repurchase Debentures as a result of the occurrence of a Change in Control could create an event of default under future Senior Secured Indebtedness of ECI ranking senior in right of payment with the Debentures or unsecured senior indebtedness of ECI ranking equally in right of payment with the Debentures, as a result of which any repurchase could, absent a waiver, also be blocked by the subordination provisions of the Debentures. See "-- Subordination of Debentures." Failure by ECI to repurchase the Debentures when required will result in an Event of Default (as defined in the Indenture) whether or not such repurchase is permitted by the subordination provisions of the Indenture. Pursuant to the Supplemental Indenture, the Company became a co-obligor with respect to the payment of principal (and premium, if any) and interest on the Debentures, including with respect to any redemption obligations of ECI.

     Other than granting Holders the option to require ECI to purchase all or part of their Debentures upon the occurrence of a Change in Control as described in "-- Purchase of Debentures at the Option of Holders Upon a Change in Control of ECI," the Indenture does not contain any covenants or other provisions designed to afford Holders protection in the event of takeovers, recapitalizations, highly leveraged transactions or similar restructurings involving ECI.

     The Merger was a Change in Control within the meaning of the Indenture. As a result of the Merger, as provided in the Indenture, ECI has become obligated to mail to the Trustee and each Holder and to publish a written notice of the Change in Control on or before February 17, 1999. ECI will be required to repurchase the Debentures from any Holder who exercises its purchase right on or before March 31, 1999. Failure by ECI to repurchase the Debentures from any Holder who exercises its purchase right in connection with the Merger will result in an Event of Default under the Indenture.

SUBORDINATION OF DEBENTURES

     To the extent set forth in the Indenture, the Debentures are subordinated and subject in right of payment to the prior payment in full of all Senior Secured Indebtedness of ECI, whether outstanding on the date of the Indenture or thereafter created, assumed or guaranteed. Upon any payment or distribution of assets of ECI in any dissolution, winding-up, liquidation or reorganization of ECI (whether in an insolvency or bankruptcy proceeding or otherwise), all Senior Secured Indebtedness must be paid in full (including the principal thereof, interest thereon and fees and expenses relating thereto) before any payment is made in respect of the Debentures.

     In the event of a default in payment (whether at maturity or at a date fixed for prepayment or by acceleration or otherwise) of principal or interest on or other discount due in respect of Senior Secured Indebtedness, no payment may be made by ECI in respect of the Debentures until payment in full of the Senior Secured Indebtedness then due or cure, waiver or cessation of the default. Upon a default with respect to any Senior Secured Indebtedness (other than a default in the payment of principal of or interest on Senior Secured Indebtedness) permitting a holder thereof to accelerate its maturity, and upon written notice of such default to the Trustee and ECI by any holder of such Senior Secured Indebtedness or its representative, then, unless and until such default has been cured, waived in writing or has ceased to exist, no payment may be made by ECI in respect of the Debentures.

     Nothing in the above-described subordination provisions will prevent the making of any payment in respect of the Debentures for a period of more than 180 days after the date such written notice of default is given unless the maturity of the Senior Secured Indebtedness has been accelerated, in which case no payment on the Debentures may be made until such acceleration has been waived or such Senior Secured Indebtedness has been paid in full. No such subordination will prevent the occurrence of any Event of Default with respect to the Debentures. However, as a result of these subordination provisions, in the event of insolvency, Holders may recover less ratably than other creditors of ECI.

     In the event that, notwithstanding the foregoing, the Trustee or any Holder of the Debentures receives any payment or distribution of assets of ECI of any kind in contravention of any of the subordination provisions of the Indenture (whether in cash, property or securities) in respect of the Debentures before all Senior Secured Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Secured Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Secured Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Secured Indebtedness.

     By reason of the subordination provisions described above, in the event of ECI's bankruptcy, dissolution or reorganization, holders of Senior Secured Indebtedness may receive more ratably, and Holders of the Debentures may receive less ratably, than other creditors of ECI. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

     The Debentures are general unsecured obligations of the Company as a co-obligor with respect to payment obligations on the Debentures following a payment failure by ECI. The Debentures (1) are contractually subordinate in right of payment to all of the Company's existing and future secured indebtedness, (2) rank equally in right of payment with all of the Company's existing and future Senior Indebtedness that is unsecured and (3) rank senior in right of payment to all of the Company's existing and future subordinated indebtedness.

     The Indenture does not limit the amount of future or additional indebtedness, including secured indebtedness, that the Company or ECI can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness that any other subsidiaries of the Company can incur. The Company currently has no secured indebtedness which would rank senior in right of payment to the Debentures. ECI currently has no Senior Secured Indebtedness which would rank senior in right to payment to the Debentures.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization of ECI) occurs and is continuing, the Trustee may, by notice to ECI, declare all unpaid principal of and accrued interest to the date of acceleration on the Debentures then outstanding to be due and payable immediately. Also, in such event, the Holders of at least 25% in principal amount of the Debentures then outstanding may notify ECI and the Trustee with respect to such event, and upon the request of such Holders the Trustee shall declare all unpaid principal of and accrued interest to the date of acceleration on the Debentures then outstanding to be due and payable immediately. In the event ECI defaults solely in its payment obligations on the Debentures, the Trustee may make written demand upon the Company for such payment obligation. Upon any default by the Company in such payment obligations, any remedy which the Trustee or any Holder is authorized to bring against ECI under the Indenture may be brought, under the same circumstances and conditions (including notice requirements), against the Company. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of ECI shall occur, all unpaid principal of and accrued interest on the Debentures then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

     The Indenture provides that the Holders of a majority in principal amount of the Debentures may on behalf of all Holders waive any existing default or Event of Default and its consequences except (1) a default in the payment of principal of or accrued interest on the Debentures or
(2) any default in respect of any provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Debenture affected.

     The following are Events of Default under the Indenture:

     - failure of ECI or the Company, upon notice from the Trustee, to pay interest for 30 days after the same is due or failure to pay principal when due;

     - failure of ECI to comply with any of its other agreements contained in the Debentures or the Indenture for 60 days after receipt of notice of such failure;

     - default under any bond, debenture, note or other evidence of indebtedness for money borrowed of ECI having an aggregate outstanding principal amount in excess of $25 million, which default shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within ten days from the date of such acceleration; and

     - certain events of bankruptcy or insolvency, including without limitation appointment of a Custodian of ECI's property.

     The Trustee shall, within 90 days after the occurrence of any default known to it, give to the Holders notice of such default. However, except in the case of a default in the payment of principal of or interest on any of the Debentures, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders.

     No Holder may pursue any remedy under the Indenture or the Debentures against ECI or the Company (except actions for payment of overdue principal or interest or for the conversion of the Debentures), unless:

     - the Holder gives to the Trustee written notice of a continuing Event of Default;

     - the Holders of at least 25% in principal amount of the outstanding Debentures make a written request to the Trustee to pursue the remedy;

     - such Holder or Holders offer satisfactory indemnity to the Trustee against any loss, liability or expense;

     - the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     - the Trustee shall not have received during such 60-day period a contrary direction from the Holders of at least a majority in principal amount of the outstanding Debentures.

     ECI must deliver an Officer's Certificate to the Trustee within 90 days after the end of each fiscal year of ECI as to the signer's knowledge of ECI's compliance with all conditions and covenants on its part contained in the Indenture, and stating whether or not the signer knows of any default or Event of Default. If such signer knows of such a default or Event of Default, the Officer's Certificate shall describe the default or Event of Default and the efforts to remedy the same.

AMENDMENT

     ECI and the Trustee may amend or supplement the Indenture or the Debentures without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the outstanding Debentures. The Holders of a majority in principal amount of the Debentures then outstanding may waive compliance in a particular instance by ECI with any provision of the Indenture or the

Debentures without notice to any Holder. However, without the consent of the Holder of each Debenture affected thereby, an amendment, supplement or waiver may not:

     - reduce the principal amount of Debentures whose Holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or change the time for payment of interest on any Debenture;

     - reduce the principal of or premium on or change the fixed maturity of any Debenture or alter the redemption provisions with respect thereto in a manner adverse to the Holder thereof;

     - alter the conversion provisions with respect to any Debenture in a manner adverse to the Holder thereof;

     - waive a default in the payment of the principal of or premium or interest on any Debenture;

     - reduce the percentage of Debentures necessary to waive defaults or Events of Default or to amend or supplement the Indenture or the Debentures;

     - modify the subordination provisions of the Indenture in a manner adverse to the Holders; or

     - make any Debenture payable in money other than that stated in the Debenture.

     ECI and the Trustee may amend or supplement the Indenture or the Debentures without notice to or consent of any Holder in certain events:

     - to comply with the certain conversion, adjustment, liquidation and merger provisions described in the Indenture;

     - to provide for uncertificated Debentures in addition to or in place of certificated Debentures;

     - to cure any ambiguity, defect or inconsistency, or to make any other change that does not adversely affect the rights of the Holders;

     - to comply with the provisions of the Trust Indenture Act; or

     - to appoint a successor Trustee.

REGISTRATION RIGHTS

     ECI entered into a Registration Rights Agreement dated February 25, 1998 with the Initial Purchasers (the "Registration Rights Agreement"), pursuant to which ECI filed Registration Statement No. 333-50861 to register resales of the Debentures and the shares of common stock of ECI into which the Debentures were convertible prior to the Merger. ECI filed the registration statement on April 23, 1998 and the registration statement was declared effective on May 5, 1998. As a result of the Merger, the Company and ECI have filed a registration statement (of which this prospectus is a part) to register resales of the Debentures and the shares of SCI Common Stock into which the Debentures are convertible. The Company and ECI will use their reasonable efforts to keep such registration statement effective until the earliest of:

     - two years after the latest date of original issuance of the Debentures;

     - the date when all securities registrable thereunder (the "Registrable Securities") shall have been disposed of; and

     - the date on which the Debentures or the underlying SCI Common Stock may be sold by non-affiliates of the Company pursuant to Rule 144(k) under the Securities Act (the "Effectiveness Period").

     The Company will provide to each holder of Registrable Securities copies of the prospectus which is a part of the registration statement and take certain other actions as are required to permit unrestricted resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to the registration statement (1) will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations. At least five business days prior to any intended resale of Registrable Securities, the holder thereof must notify ECI of such intention and provide ECI with such information with respect to such holder and the intended distribution as may be reasonably required to amend the registration statement or supplement the prospectus.

     The Company and ECI will be permitted to suspend the use of the prospectus that is a part of the registration statement for a period not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. If the prospectus is unavailable for an aggregate period in excess of 60 days in any 12-month period (in each case, a "Registration Event"), ECI has agreed to pay liquidated damages to each Holder of the Debentures and each holder of the SCI Common Stock issued upon conversion of the Debentures. The liquidated damages will accrue upon the occurrence of any Registration Event and until such time as there are no Registration Events which have occurred and are continuing at a rate equal to one-half of one percent (0.5%) per annum of the principal amount of the Debentures and will be payable on the interest payment dates for the Debentures.

     This summary of certain provisions of the Registration Rights Agreement is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of the form of which is available upon request.

DEFEASANCE

     The Indenture provides that (1) ECI will be discharged from all obligations in respect of the outstanding Debentures (except for certain obligations to register the transfer or exchange of Debentures, to replace stolen, lost or mutilated Debentures, to provide for conversion of Debentures, to maintain paying agents and hold money for repayment in trust, and to repurchase Debentures in the event of a Change in Control of ECI) or (2) ECI may omit to comply with certain restrictive covenants (not including the obligation to provide for conversion of Debentures or repurchase Debentures in the event of a Change in Control of ECI), and that such omission will not be deemed to be an Event of Default, in either case (1) or (2) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the outstanding Debentures. With respect to clause (2), the obligations under the Indenture (other than with respect to such covenants) and the Events of Default (other than the Event of Default relating to such covenants) will remain in full force and effect.

     Such trust may only be established if, among other things:

     - in the case of clause (1), ECI has delivered to the Trustee an Opinion of Counsel to the effect that ECI has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel to ECI provides that holders of the Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

     - in the case of clause (2), ECI has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

     - no Event of Default (or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default) shall have occurred or be continuing;

     - ECI has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and

     - certain other customary conditions precedent are satisfied.

MERGERS AND CONSOLIDATIONS

     Subject to the right of the Holders to require ECI to purchase the Debentures in the event of a Change in Control of ECI, ECI may consolidate or merge with or into any other corporation, and ECI may transfer all or substantially all its property and assets to any other corporation, provided that (1) either ECI is the resulting or surviving corporation, or the successor corporation is a domestic corporation and the successor expressly assumes, by supplemental indenture executed and delivered to the Trustee, payment of the principal of and interest on the Debentures and performance and observance of every covenant of the Indenture, and (2) immediately before and immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing. Thereafter, all obligations of ECI under the Indenture and the Debentures will terminate.

GOVERNING LAW

     The Indenture, the Debentures and the Registration Rights Agreement are governed by, and will be construed and enforced in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     Bankers Trust Company is the Trustee under the Indenture.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of ECI, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions. However, if the Trustee acquires any conflicting interest and there exists a default with respect to the Debentures, the Trustee must eliminate such conflict or resign.

     The Holders of a majority in principal amount of all outstanding Debentures have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction (1) does not conflict with any law or the Indenture, (2) is not unduly prejudicial to the rights of another Holder or the Trustee and (3) does not involve the Trustee in personal liability.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions in effect as of the date of this prospectus, all of which are subject to change (possibly with retroactive effect) or different interpretations.

     This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of SCI Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or SCI Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of SCI Common Stock received upon conversion thereof as capital assets, and that the Debentures are properly characterized as debt instruments for federal income tax purposes.

     For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means
(1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in the United States or any state thereof, (3) an estate the income of which is includible in income for United States federal income tax purposes regardless of its source, or (4) a trust subject to primary supervision by a court in the United States and control by one or more United States fiduciaries.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

OWNERSHIP OF DEBENTURES

     Interest on Debentures. Interest on the Debentures will be taxable to a holder as ordinary interest income in accordance with the holder's method of tax accounting at the time that such interest is accrued or received. The Debentures are not being issued with original issue discount ("OID") within the meaning of the Code.

     Adjustments to Conversion Price. Adjustments to the conversion price as provided in the Indenture in most cases will not constitute a taxable event for a holder. However, certain corporate transactions, such as distributions of assets to holders of SCI Common Stock, may cause a deemed taxable distribution to the holders of the Debentures when the conversion price is adjusted to reflect such a transaction.

     Sale or Exchange of Debentures or Shares of SCI Common Stock. In general, a holder of the Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount realized (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in the Debentures generally will equal the cost of the Debentures to the holder, increased by the amount of any market discount previously taken into income by the holder or decreased by any bond premium amortized by the holder with respect to the Debentures. (For the basis and holding period of shares of SCI Common Stock, see "-- Conversion of Debentures.") In general, each holder of SCI Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange or other disposition of the SCI Common Stock under rules similar to those applicable to the Debentures. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of SCI Common Stock generally will be capital gain or loss.

     Conversions of Debentures. A holder of the Debentures will not recognize gain or loss on the conversion of the Debentures into shares of SCI Common Stock, except upon the receipt of cash in lieu of a fractional share. The holder's tax basis in the shares of SCI Common Stock received upon conversion of the Debentures will equal the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to a fractional share). The holding period of the shares of SCI Common Stock received by the holder upon conversion of the Debentures will include the period during which the holder held the Debentures prior to the conversion. Cash received in lieu of a fractional share of SCI Common Stock should be treated as a payment in exchange for such fractional share. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share.

     Market Discount. The resale of the Debentures may be affected by the "market discount" provisions of the Code. Market discount on a Debenture will generally equal the amount, if any, by which the principal amount of the Debenture exceeds the holder's acquisition price. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" at the time of disposition. If a Debenture with accrued market discount is converted into SCI Common Stock pursuant to the conversion feature, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the SCI Common Stock. Market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture or, at the election of the holder, under a constant-yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include market discount in income as it accrues.

     Amortizable Premium. A purchaser of a Debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the Debenture's maturity date under a constant-yield method that reflects semiannual compounding based on the Debenture's payment period. Amortizable premium, however, will not include any premium attributable to a Debenture's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the Debenture's purchase price over what the Debenture's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a Debenture and not as a separate deduction.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

     Interest on Debentures. Generally, interest paid on the Debentures to a Non-U.S. Holder will not be subject to United States federal income tax if:

     - such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder;

     - the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code; and

     - the beneficial owner, under penalty of perjury, certifies to the payor that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of the Debentures would be deemed to own constructively the SCI Common Stock into which it could be converted.

A holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding at a rate of 30% unless (1) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to the United States persons generally, or (2) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

     Sale or Exchange of Debentures or Shares of SCI Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of Debentures or shares of SCI Common Stock unless the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the SCI Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year. However, if ECI were to become a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of Debentures or shares of SCI Common Stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a "United States real property interest" will be creditable against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing required information to the IRS.

     Conversion of Debentures. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of SCI Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or SCI Common Stock.

     Dividends on Shares of SCI Common Stock. Generally, any distribution on shares of SCI Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless (1) the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax), or (2) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. Holders. Information reporting and backup withholding may apply to payments of principal, interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of SCI Common Stock with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless, among other conditions, the U.S. Holder supplies a taxpayer identification number, and certain other information, certified under penalties of perjury, to the payor or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax.

     Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and dividends to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person. The 31% backup withholding tax will not apply to interest or dividends subject to the 30% withholding tax discussed above.

     The payment of the proceeds of the disposition of the Debentures or shares of SCI Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides a required certification or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of the Debentures or SCI Common Stock to or through a foreign office of a broker generally will not be subject to backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting generally will apply unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary.

NEW WITHHOLDING REGULATIONS

     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations generally will be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                      DESCRIPTION OF CAPITAL STOCK OF SCI

GENERAL

     As of September 30, 1998, the Company had authorized capital stock consisting of 500,000,000 shares of SCI Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock"). As of September 30, 1998, the Company had outstanding 257,820,737 shares of SCI Common Stock, and 24,402,060 shares were reserved for future issuance. No shares of Preferred Stock were outstanding on such date.

     The following description of SCI Common Stock does not purport to be complete and is qualified in its entirety by reference to applicable provisions of Texas law, the Company's Restated Articles of Incorporation (the "Articles of Incorporation"), the Company's Bylaws (the "Bylaws") and the Rights Agreement dated as of May 14, 1998 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as rights agent (the "Rights Agent").

SCI COMMON STOCK

     Subject to the prior rights of holders of shares of Preferred Stock, the holders of shares of SCI Common Stock:

     - are entitled to such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor;

     - are entitled to one vote per share;

     - have no preemptive or conversion rights;

     - are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and

     - are entitled upon liquidation to receive the assets of the Company remaining after the payment of corporate debts and the satisfaction of the liquidation preference of Preferred Stock.

     Voting is non-cumulative. The outstanding shares of SCI Common Stock are fully paid and non-assessable.

     Under the terms of the credit agreements between the Company and its bank lenders, there are no restrictions upon the payment of cash dividends on, or the repurchase of, SCI Common Stock; except that under the terms of credit agreements with certain banks the Company is required to maintain a net worth (as defined) in excess of $1.1 billion. This net worth requirement could from time to time restrict the payment of dividends on SCI Common Stock. At September 30, 1998, the Company's net worth (as defined) was $3.004 billion.

     The transfer agent and registrar for the SCI Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

CERTAIN PROVISIONS AFFECTING CONTROL OF THE COMPANY

     The Articles of Incorporation contain various provisions that may be deemed to have an anti-takeover effect. These provisions include the following:

     - the requirement of a four-fifths vote of outstanding shares of capital stock:

      -- to approve the merger or consolidation of the Company, or the exchange by the Company of its securities, with a holder of 10% or more of the Company's capital stock;

      -- to remove directors with or without cause; and

      -- to amend or repeal any of these provisions;

     - the creation of a classified Board of Directors consisting of three classes;

     - the establishment of a minimum of nine and a maximum of 15 directors;

     - the ability of the directors, by four-fifths vote, to remove a director, subject to approval by a majority vote of the shareholders; and

     - the right of directors to fill vacancies on the board without the approval of shareholders.

SHAREHOLDER RIGHTS AGREEMENT

     On July 28, 1998 (the "Record Date"), the Company paid a dividend of one preferred share purchase right (a "Right") for each outstanding share of SCI Common Stock to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Series D Junior Participating Preferred Stock, par value $1.00 per share (the "Series D Preferred Shares"), of the Company at a price of $220 per one one-thousandth of a Series D Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding SCI Common Stock or (2) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding SCI Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the SCI Common Stock certificates outstanding as of the Record Date, by such SCI Common Stock certificate with a copy of a summary of the Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with SCI Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new SCI Common Stock certificates issued after the Record Date upon transfer or new issuance of SCI Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for SCI Common Stock outstanding as of the Record Date, even without such notation or a copy of a summary of the Rights being attached thereto, will also constitute the transfer of the Rights associated with the SCI Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of SCI Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on July 28, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of Series D Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series D Preferred Shares, (2) upon the grant to holders of the Series D Preferred Shares of certain rights or warrants to subscribe for or purchase Series D Preferred Shares at a price, or securities convertible into Series D Preferred Shares with a conversion price, less than the then-current market price of the Series D Preferred Shares or (3) upon the distribution to holders of the Series D Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series D Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-thousandths of a Series D Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the SCI Common Stock or a stock dividend on the SCI Common Stock payable in SCI Common Stock or subdivisions, consolidations or combinations of the SCI Common Stock occurring, in any such case, prior to the Distribution Date.

     Series D Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Series D Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of SCI Common Stock. In the event of liquidation, the holders of the Series D Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of SCI Common Stock. In the event of any merger, consolidation or other transaction in which SCI Common Stock is exchanged, each Series D Preferred Share will be entitled to receive 1,000 times the amount received per share of SCI Common Stock. These rights are protected by customary antidilution provisions. Each Series D Preferred Share will have one vote, voting together with the SCI Common Stock.

     Because of the nature of the Series D Preferred Shares' dividend and liquidation rights, the value of the one one-thousandth interest in a Series D Preferred Share purchasable upon exercise of each Right should approximate, to some degree, the value of one share of SCI Common Stock.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of SCI Common Stock having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding SCI Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of SCI Common Stock (or of a number of shares of preferred stock, or fraction thereof, having equivalent value to one share of SCI Common Stock) per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series D Preferred

Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series D Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series D Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding SCI Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (1) any percentage greater than the largest percentage of the outstanding SCI Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time prior to the time a person has become an Acquiring Person, redeem all but not less than all the then outstanding Rights at the Redemption Price.

PREFERRED STOCK

     Under the Articles of Incorporation, the Company has the authority to issue up to 1,000,000 shares of Preferred Stock. The Board of Directors of the Company is empowered, without approval of the shareholders, to cause shares of Preferred Stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by the Board of Directors are the rate of dividends, redemption and conversion prices and terms and amounts payable in the event of liquidation. Dividends on Preferred Stock, both for the current period and all past periods, must be paid or set apart for payment before any dividends (other than in stock junior to Preferred Stock) can be paid on SCI Common Stock and before any other distribution on or redemption of any SCI Common Stock by the Company. The holders of Preferred Stock will be entitled to one vote per share in the election of directors and on all matters submitted to shareholders. The Company may not, without the approval of the holders of at least two-thirds of the outstanding shares of Preferred Stock (and subject to the provisions of the Articles of Incorporation referred to under "-- Certain Provisions Affecting Control of the Company"), among other things, amend or repeal any provision of, or add any provision to, the Articles of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock. Except for matters on which the Preferred Stock is entitled to vote as a class, shares of outstanding Preferred Stock vote together with SCI Common Stock. Voting is noncumulative. If dividends payable on any series shall be in arrears in an amount equivalent to six dividend payments, the holders of the Preferred Stock voting as a class have the right to elect two directors to the Board of Directors to serve until all past due dividends have been paid. Issuance of Preferred Stock could involve dilution of the equity of the holders of SCI Common Stock and restriction on the rights of such shareholders to receive dividends. The Board of Directors has designated and reserved for issuance 500,000 shares of Preferred Stock as Series D Preferred Shares, which may be issued upon the exercise of Rights that are associated with SCI Common Stock. See "-- Shareholder Rights Agreement."

                            SELLING SECURITYHOLDERS

     The following table sets forth information with respect to the Selling Securityholders as of February 4, 1999 and the respective principal amounts of the Debentures beneficially owned by each Selling Securityholder that may be offered pursuant to this prospectus. Such information has been obtained from the Selling Securityholders. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below.

                                                                                   NUMBER OF SHARES OF
                                                            PRINCIPAL AMOUNT        SCI COMMON STOCK
                                                              OF DEBENTURES        BENEFICIALLY OWNED
                                                           BENEFICIALLY OWNED          AND OFFERED
                 SELLING SECURITYHOLDER                   AND OFFERED HEREBY(4)      HEREBY(1)(2)(4)
                 ----------------------                   ---------------------    -------------------
OCM Convertible Trust...................................      $  1,450,000                 38,031
Delta Air Lines Master Trust............................           800,000                 20,983
State Employees Retirement Plan of the State of
  Delaware..............................................           350,000                  9,180
State of Connecticut Combined Investment Funds..........         1,250,000                 32,786
Partner Reinsurance Company Ltd. .......................           250,000                  6,557
Chrysler Corporation Master Retirement Trust............         1,000,000                 26,228
Combined Insurance Company of America...................           500,000                 13,114
Ratheon Company Master Pension Trust....................           500,000                 13,114
Vanguard Convertible Securities Fund, Inc. .............           900,000                 23,605
Northwestern Mutual Life Insurance Company(3)...........         7,000,000                183,601
High Bridge Capital Corporation.........................         7,000,000                183,601
Phoenix Convertible Fund................................         2,500,000                 65,572
AIM Balanced Fund.......................................         2,500,000                 65,572
AIM VI Growth & Income..................................         2,000,000                 52,457
AIM Charter Fund........................................        10,000,000                262,288
Silverton International Fund Limited....................         1,875,000                 49,179
Hatchbeam & Co. ........................................           250,000                  6,557
General Motors Employees Domestic Group Pension Trust...         5,523,000                144,861
General Motors Foundation...............................           203,000                  5,324
Motor Insurance Corporation.............................         1,274,000                 33,415
CFW-C, L.P. ............................................         7,500,000                288,517
Merrill Lynch, Pierce, Fenner & Smith Incorporated......         4,320,000                113,308
HSBC Securities Inc. ...................................         1,350,000                 35,408
Paloma Securities L.L.C. ...............................         2,275,000                 59,670
Mainstay Convertible Fund...............................         5,500,000                144,258
Chase Manhattan N.A., Trustee for IBM Retirement Fund...         3,825,000                100,325
Bankers Trust, Trustee for Chrysler Corporation Employee
  #1 Pension Plan dated 4/1/89..........................         2,310,000                 60,588
State Street Bank, Custodian for GE Pension Trust.......         1,200,000                 31,474
Franklin & Marshall College.............................           165,000                  4,327
Deeprock & Co. .........................................         1,500,000                 39,343
Lehman Brothers International (Europe)..................        20,500,000                537,690
McMahon Securities Company, L.P. .......................           100,000                  2,622
Argent Classic Convertible Arbitrage Fund L.P. .........         4,500,000                118,029
J. P. Morgan & Co., Inc. ...............................         6,000,000                157,372
TQA Vantage Fund, Ltd. .................................         2,300,000                 60,326

                                                                                   NUMBER OF SHARES OF
                                                            PRINCIPAL AMOUNT        SCI COMMON STOCK
                                                              OF DEBENTURES        BENEFICIALLY OWNED
                                                           BENEFICIALLY OWNED          AND OFFERED
                 SELLING SECURITYHOLDER                   AND OFFERED HEREBY(4)      HEREBY(1)(2)(4)
                 ----------------------                   ---------------------    -------------------
Laterman Strategies 90's L.L.C. ........................      $    400,000                 10,491
Laterman & Co. .........................................           250,000                  6,557
Deutsche Bank A.G. .....................................         1,200,000                 31,474
Bankers Trust International.............................         3,000,000                 78,686
California Public Retirement System.....................         4,250,000                111,472
Dean Witter Convertible Securities Trust................         3,000,000                 78,686
Tribeca Investments, L.L.C. ............................         4,000,000                104,915
Offshore Strategies Ltd. ...............................           850,000                 22,294
R2 Investments L.D.C. ..................................         1,200,000                 31,474
NationsBanc Montgomery Securities LLC...................         5,000,000                131,144
Chrysler Insurance Company -- Total Return..............            30,000                    786
Credit Suisse First Boston Corporation..................         1,000,000                 26,228
Mainstay VP Convertible Portfolio.......................         1,000,000                 26,228
The Class IC Company, Ltd. .............................           500,000                 13,114
Q Investments, L.P. ....................................         1,100,000                 28,851
Northern Life Insurance Co. ............................         3,000,000                 78,686
PaineWebber Incorporated................................         1,000,000                 26,228
Forest Alternative Strategies Fund Series A5............           930,000                 24,392
Forest Alternative Strategies Fund Series A5I...........            60,000                  1,573
Forest Global Convertible Fund Series A5................           980,000                 25,704
LLT Limited.............................................            30,000                    786
Teachers Insurance and Annuity Association of America...         3,000,000                 78,686
Associated Physicians Insurance Company.................            30,000                    786
Premera Blue Cross......................................           700,000                 18,360
Service Life and Casualty Insurance Company.............            50,000                  1,311
Service Lloyds Insurance Company........................            50,000                  1,311
MSC Life................................................            30,000                    786
Catholic Mutual Relief Society of America...............           200,000                  5,245
Chrysler Insurance Company..............................           800,000                 20,983
Catholic Mutual Relief Society Retirement Plan and
  Trust.................................................           100,000                  2,622
Catholic Relief Insurance Company of America............           200,000                  5,245
Pioneer Insurance Company...............................            50,000                  1,311
Medico Life Insurance Company...........................           200,000                  5,245
Middle Cities Risk Management Trust.....................           100,000                  2,622
Wisconsin Mutual Insurance Company......................           100,000                  2,622
Lincoln Mutual Life Insurance Company...................            40,000                  1,049
Lebanon Mutual Insurance Company........................            50,000                  1,311
Guaranty Income Life Insurance Company..................           200,000                  5,245
Millers Casualty Insurance Company of Texas.............           150,000                  3,934
Western Home Insurance Company..........................           100,000                  2,622
United Teacher Associates Insurance Company.............           200,000                  5,245
Midwest Security Life...................................           100,000                  2,622
Lone Star Life Insurance Company........................           400,000                 10,491
Grain Dealers Mutual Insurance..........................           100,000                  2,622
Frontier Insurance Company..............................           500,000                 13,114
Guarantee Trust Life Insurance Company..................           500,000                 13,114

                                                                                   NUMBER OF SHARES OF
                                                            PRINCIPAL AMOUNT        SCI COMMON STOCK
                                                              OF DEBENTURES        BENEFICIALLY OWNED
                                                           BENEFICIALLY OWNED          AND OFFERED
                 SELLING SECURITYHOLDER                   AND OFFERED HEREBY(4)      HEREBY(1)(2)(4)
                 ----------------------                   ---------------------    -------------------
Physicians Mutual Insurance Company.....................      $    200,000                  5,245
Reassurance Company of Hannover.........................           200,000                  5,245
Chicago Mutual Insurance Company........................            30,000                    786
State National Insurance Company........................            70,000                  1,836
Washington International Insurance Company..............           200,000                  5,245
World Insurance Company.................................           200,000                  5,245
Secura Insurance, a Mutual Company......................           200,000                  5,245
Police & Fireman's Insurance Company....................            60,000                  1,573
NCMIC...................................................           150,000                  3,934
Mid-America Life Insurance Company......................            50,000                  1,311
Integrity Mutual Insurance Company......................           150,000                  3,934
Illinois Founders Insurance Company.....................            50,000                  1,311
Holy Family Society.....................................            50,000                  1,311
American Public Entity Excess Pool......................            50,000                  1,311
Baltimore Life Insurance Company........................           150,000                  3,934
Condor Insurance Company................................            80,000                  2,098
Cumberland Insurance Company............................            30,000                    786
First Mercury Insurance Company.........................           300,000                  7,868
First Patriot Insurance Company.........................            40,000                  1,049
Medmarc Insurance Company...............................           200,000                  5,245
Old Guard Fire Insurance Company........................           100,000                  2,622
Old Guard Insurance Company.............................           200,000                  5,245
Phico Insurance Company.................................           200,000                  5,245
Westward Life Insurance Company.........................            80,000                  2,098
Fort Dearborn Life Insurance Company....................           150,000                  3,934
Goodville Mutual Casualty Company.......................            30,000                    786
Kanawha Insurance Company...............................            30,000                    786

---------------

(1) Includes shares of SCI Common Stock issuable upon conversion of the Debentures.

(2) Assumes a conversion price of $38.126 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Debentures -- Conversion Rights." Accordingly, the number of shares of SCI Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures. Cash will be paid in lieu of fractional shares, if any.

(3) Includes $250,000 in principal amount held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

(4) Reflects information known to ECI regarding Selling Securityholders, but may include duplicative Debenture amounts because the Selling Securityholders identified above may have sold, transferred or otherwise disposed of the Debentures in transactions exempt from the registration requirements of the Securities Act, and the identity of the transferors can not be readily determined by ECI.

     The Debentures offered hereby were originally issued by ECI and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus any or all of the Debentures and SCI Common Stock issued upon conversion of the Debentures.

     The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Debentures since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Debentures that they hold and/or the SCI Common Stock issuable upon conversion thereof pursuant to the offering contemplated by this prospectus, no estimate can be given as to the amount of the Debentures or the SCI Common Stock issuable upon conversion thereof that will be held by the Selling Securityholders upon the termination of any such sales. See "Plan of Distribution."

     In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of the Debentures and the number of shares of SCI Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

     From time to time, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated and Morgan Stanley & Co. Incorporated have provided investment banking services to ECI, for which they have received customary fees. From time to time, J.P. Morgan & Co., Inc. has provided, and continues to provide, investment banking services to the Company, for which it has received or will receive customary fees. J.P. Morgan & Co., Inc., NationsBanc Montgomery Securities LLC and Credit Suisse First Boston Corporation were underwriters in a public offering of senior debt securities of the Company completed in December 1998. J.P. Morgan & Co., Inc. and a predecessor to NationsBanc Montgomery Securities LLC were underwriters in a public offering of senior debt securities of the Company completed in March 1998. J.P. Morgan & Co., Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated were underwriters in a public offering of senior debt securities of the Company completed in April 1997. J.P. Morgan & Co., Inc. was an underwriter in a public offering of senior debt securities of the Company completed in May 1996. None of the other Selling Securityholders has had any position, office or other material relationship with the Company or its affiliates within the last three years.

     The Company and ECI will pay the expenses of registering the Debentures and SCI Common Stock being sold hereunder.

                              PLAN OF DISTRIBUTION

     Neither the Company nor ECI will receive any of the proceeds from the sale of the Debentures and SCI Common Stock offered hereby. The Debentures and SCI Common Stock may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Debentures and SCI Common Stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Debentures and SCI Common Stock for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Debentures and SCI Common Stock may be deemed to be "underwriters," and any profits on the sale of the Debentures and SCI Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17B of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Debentures and SCI Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Debentures and SCI Common Stock may be sold by one or more of the following methods, without limitation:

     - a block trade in which the broker or dealer so engaged will attempt to sell the Debentures and SCI Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - an exchange distribution in accordance with the rules of such exchange;

     - face-to-face transactions between sellers and purchasers without a broker-dealer; and

     - through the writing of options.

     At any time a particular offer of the Debentures and SCI Common Stock is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including (1) the name or names of any underwriters, dealers or agents, (2) any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholder and
(3) any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Debentures and SCI Common Stock. In addition, the Debentures and SCI Common Stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

     To the best knowledge of the Company and ECI, there are currently no plans, arrangements or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Debentures and SCI Common Stock by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Debentures and SCI Common Stock offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Debentures and SCI Common Stock by other means not described herein.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the Debentures and SCI Common Stock by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and SCI Common Stock to engage in market-making activities with respect to the particular Debentures and SCI Common Stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Debentures and SCI Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Debentures and SCI Common Stock.

     Pursuant to the Registration Rights Agreement, ECI has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Debentures and SCI Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealer and agents. In addition, pursuant to the Registration Rights Agreement, each of ECI and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

     The validity of the issuance of the Debentures and the underlying SCI Common Stock offered hereby will be passed upon for the Company and ECI by Locke Liddell & Sapp LLP.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheet of ECI as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     NEITHER THE COMPANY, ECI OR THE SELLING SECURITYHOLDERS HAVE AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, ECI OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE OTHER THAN FEBRUARY 4, 1999, THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

About This Prospectus...................    2
Where To Find More Information..........    2
Summary.................................    4
The Companies...........................    6
Use of Proceeds.........................    7
Description of Debentures...............    7
Certain United States Federal Income Tax   20
  Consequences..........................
Description of Capital Stock of SCI.....   23
Selling Securityholders.................   27
Plan of Distribution....................   30
Legal Matters...........................   32
Experts.................................   32

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $143,750,000

                              SERVICE CORPORATION
                                 INTERNATIONAL

                               EQUITY CORPORATION
                                 INTERNATIONAL
                               4 1/2% CONVERTIBLE
                            SUBORDINATED DEBENTURES
                                    DUE 2004

                                      AND

                              SERVICE CORPORATION
                                 INTERNATIONAL

                             COMMON STOCK ISSUABLE
                            UPON CONVERSION THEREOF
                             ---------------------

                                   [SCI LOGO]

                                   PROSPECTUS
                                FEBRUARY 4, 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate (except for the Securities and Exchange Commission registration fee) of the fees and expenses payable by the Company in connection with the distribution of the securities offered hereby:

SEC registration fee........................................  $ 42,407
Printing costs..............................................    20,000
Legal fees and expenses.....................................    20,000
Accounting fees and expenses................................    10,000
Miscellaneous...............................................     7,593
                                                              --------
          Total.............................................  $100,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

THE COMPANY

     The Company is a Texas corporation.

     Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation's best interests; and, in all other cases, that such conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

     Under the Company's Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), no director of the Company will be liable to the Company or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders,
(ii) for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction for which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or dividend payment. The Articles of Incorporation further provide that, if the statutes of Texas are amended to further limit the liability of a director, then the liability of the Company's directors will be limited to the fullest extent permitted by any such provision.

     The Company's Bylaws provide for indemnification of officers and directors of the Company and persons serving at the request of the Company in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with the Company or such other business organizations. The Company also has policies insuring its officers and directors and certain officers and directors of its wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

     For a statement of the Company's undertakings with respect to indemnification of directors and officers, see Item 17 below.

ECI

     ECI is a Delaware corporation.

     Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that (i) to the extent a director or officer of a Delaware corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; (iii) indemnification provided by
Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and (iv) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Paragraph 13 of ECI's Amended and Restated Certificate of Incorporation provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     Article VIII of ECI's Amended and Restated Bylaws further provides that ECI shall indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law. ECI is generally required to indemnify its directors, officers, employees, and agents against all judgments, fines, settlements, legal fees, and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with ECI or another entity that the person serves at ECI's request, subject to certain conditions, and to advance funds to enable them to defend against such proceedings.

     ECI has entered into indemnification agreements with each of its directors and executive officers, which agreements contain provisions indemnifying such parties against certain liabilities within the scope required by ECI's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. ECI also maintains directors' and officers' liability insurance covering such persons in their official capacities with ECI and its subsidiaries.

     For a statement of ECI's undertakings with respect to indemnification of directors and officers, see Item 17 below.

ITEM 16. EXHIBITS.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.1           -- Restated Articles of Incorporation of SCI. (Incorporated
                            by reference to Exhibit 3.1 to SCI's Form S-3 dated
                            August 27, 1996).
           4.2           -- Articles of Amendment to Restated Articles of
                            Incorporation of SCI. (Incorporated by reference to
                            Exhibit 3.1 to SCI's Form 10-Q for the fiscal quarter
                            ended September 30, 1996).
           4.3           -- Bylaws of SCI, as amended. (Incorporated by reference to
                            Exhibit 3.7 to SCI's Form 10-K for the fiscal year ended
                            December 31, 1991).
           4.4           -- Rights Agreement dated as of May 14, 1998 between SCI and
                            Harris Trust and Savings Bank. (Incorporated by reference
                            to Exhibit 1 to SCI's Form 8-A dated May 15, 1998).
           4.5           -- Purchase Agreement dated February 19, 1998 between ECI,
                            Merrill, Lynch & Co., ABN AMRO Incorporated and Morgan
                            Stanley & Co. Incorporated (the "Initial Purchasers").
                            (Incorporated by reference to Exhibit 4.1 to ECI's Form
                            S-3 dated April 23, 1998).
           4.6           -- Registration Rights Agreement dated February 25, 1998
                            between ECI and the Initial Purchasers. (Incorporated by
                            reference to Exhibit 4.2 to ECI's Form S-3 dated April
                            23, 1998).
           4.7           -- Indenture dated February 25, 1998 between ECI and Bankers
                            Trust Company. (Incorporated by reference to Exhibit 4.3
                            to ECI's Form S-3 dated April 23, 1998).
           4.8           -- First Supplemental Indenture dated as of January 19, 1999 by and among ECI, SCI and Bankers Trust Company.
           4.9           -- Specimen of 4 1/2% Convertible Subordinated Debentures
                            due 2004. (Incorporated by reference to Exhibit 4.4 to
                            ECI's Form S-3 dated April 23, 1998).
           5             -- Opinion of Locke Liddell & Sapp LLP.
          12.1           -- SCI's Ratio of Earnings to Fixed Charges. (Incorporated
                            by reference to Exhibit 12.1 to SCI's Form 10-Q for the
                            fiscal quarter ended September 30, 1998).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          12.2           -- SCI's Ratio of Earnings to Fixed Charges. (Incorporated
                            by reference to Exhibit 12.1 to SCI's Form 10-K for the
                            fiscal year ended December 31, 1997).
          12.3           -- ECI's Ratio of Earnings to Fixed Charges.
          12.4           -- ECI's Ratio of Earnings to Fixed Charges. (Incorporated
                            by reference to Exhibit 12.1 to ECI's Form S-3 dated
                            April 23, 1998).
          23.1           -- Consent of Locke Liddell & Sapp LLP. (Included in their opinion filed as Exhibit 5).
          23.2           -- Consent of SCI's Independent Accountants.
                            (PricewaterhouseCoopers LLP).
          23.3           -- Consent of ECI's Independent Accountants.
                            (PricewaterhouseCoopers LLP).
         *24             -- Powers of Attorney for SCI.
          25             -- Statement of Eligibility and Qualification Under the
                            Trust Indenture Act of 1939 of a Corporation Designated
                            to Act as Trustee on Form T-1 by Bankers Trust Company.
                            (Incorporated by reference to Exhibit 25.1 to ECI's Form
                            S-3 dated April 23, 1998).

---------------

* Previously filed.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Act, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Service Corporation International certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 4th day of February, 1999.

                                          SERVICE CORPORATION INTERNATIONAL

                                          By:     /s/ JAMES M. SHELGER
                                            ------------------------------------
                                                      James M. Shelger
                                               Senior Vice President, General
                                                   Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                          *                            Chairman of the Board and      February 4, 1999
-----------------------------------------------------    Chief Executive Officer
                    R. L. Waltrip

                          *                            Senior Vice President and      February 4, 1999
-----------------------------------------------------    Chief Financial Officer
                 George R. Champagne                     (Principal Financial
                                                         Officer)

                          *                            Corporate Controller of SCI    February 4, 1999
-----------------------------------------------------    Management Corporation (a
                   Wesley T. McRae                       subsidiary of SCI)
                                                         (Principal Accounting
                                                         Officer)

                          *                            Director                       February 4, 1999
-----------------------------------------------------
                  Anthony L. Coelho

                          *                            Director                       February 4, 1999
-----------------------------------------------------
                  Jack Finkelstein

                          *                            Director                       February 4, 1999
-----------------------------------------------------
                   A.J. Foyt, Jr.

                          *                            Director                       February 4, 1999
-----------------------------------------------------
                   James H. Greer

                          *                            Director                       February 4, 1999
-----------------------------------------------------
               L. William Heiligbrodt

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                          *                            Director                       February 4, 1999
-----------------------------------------------------
                     B.D. Hunter

                          *                            Director                       February 4, 1999
-----------------------------------------------------
                 John W. Mecom, Jr.

                          *                            Director                       February 4, 1999
-----------------------------------------------------
               Clifton H. Morris, Jr.

                          *                            Director                       February 4, 1999
-----------------------------------------------------
                 E.H. Thornton, Jr.

                          *                            Director                       February 4, 1999
-----------------------------------------------------
                  W. Blair Waltrip

                          *                            Director                       February 4, 1999
-----------------------------------------------------
                 Edward E. Williams

*By:     /s/ JAMES M. SHELGER
     -------------------------------
            James M. Shelger
            Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Equity Corporation International certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 4th day of February, 1999.

                                            EQUITY CORPORATION INTERNATIONAL

                                            By:    /s/ CURTIS G. BRIGGS
                                              ----------------------------------
                                                       Curtis G. Briggs
                                                          President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                /s/ CURTIS G. BRIGGS                   President and Director               February 4, 1999
-----------------------------------------------------
                  Curtis G. Briggs

               /s/ JOHN H. LOHMAN, JR.                 Treasurer (Principal Financial       February 4, 1999
-----------------------------------------------------    Officer and Principal Accounting
                 John H. Lohman, Jr.                     Officer)

                 /s/ SUZANNE DINEFF                    Director                             February 4, 1999
-----------------------------------------------------
                   Suzanne Dineff

                 /s/ LISA M. NEWBURN                   Director                             February 4, 1999
-----------------------------------------------------
                   Lisa M. Newburn

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.1           -- Restated Articles of Incorporation of SCI. (Incorporated
                            by reference to Exhibit 3.1 to SCI's Form S-3 dated
                            August 27, 1996).
           4.2           -- Articles of Amendment to Restated Articles of
                            Incorporation of SCI. (Incorporated by reference to
                            Exhibit 3.1 to SCI's Form 10-Q for the fiscal quarter
                            ended September 30, 1996).
           4.3           -- Bylaws of SCI, as amended. (Incorporated by reference to
                            Exhibit 3.7 to SCI's Form 10-K for the fiscal year ended
                            December 31, 1991).
           4.4           -- Rights Agreement dated as of May 14, 1998 between SCI and
                            Harris Trust and Savings Bank. (Incorporated by reference
                            to Exhibit 1 to SCI's Form 8-A dated May 15, 1998).
           4.5           -- Purchase Agreement dated February 19, 1998 between ECI,
                            Merrill, Lynch & Co., ABN AMRO Incorporated and Morgan
                            Stanley & Co. Incorporated (the "Initial Purchasers").
                            (Incorporated by reference to Exhibit 4.1 to ECI's Form
                            S-3 dated April 23, 1998).
           4.6           -- Registration Rights Agreement dated February 25, 1998
                            between ECI and the Initial Purchasers. (Incorporated by
                            reference to Exhibit 4.2 to ECI's Form S-3 dated April
                            23, 1998).
           4.7           -- Indenture dated February 25, 1998 between ECI and Bankers
                            Trust Company. (Incorporated by reference to Exhibit 4.3
                            to ECI's Form S-3 dated April 23, 1998).
           4.8           -- First Supplemental Indenture dated as of January 19, 1999 by and among ECI, SCI and Bankers Trust Company.
           4.9           -- Specimen of 4 1/2% Convertible Subordinated Debentures
                            due 2004. (Incorporated by reference to Exhibit 4.4 to
                            ECI's Form S-3 dated April 23, 1998).
           5             -- Opinion of Locke Liddell & Sapp LLP.
          12.1           -- SCI's Ratio of Earnings to Fixed Charges. (Incorporated
                            by reference to Exhibit 12.1 to SCI's Form 10-Q for the
                            fiscal quarter ended September 30, 1998).
          12.2           -- SCI's Ratio of Earnings to Fixed Charges. (Incorporated
                            by reference to Exhibit 12.1 to SCI's Form 10-K for the
                            fiscal year ended December 31, 1997).
          12.3           -- ECI's Ratio of Earnings to Fixed Charges.
          12.4           -- ECI's Ratio of Earnings to Fixed Charges. (Incorporated
                            by reference to Exhibit 12.1 to ECI's Form S-3 dated
                            April 23, 1998).
          23.1           -- Consent of Locke Liddell & Sapp LLP. (Included in their opinion filed as Exhibit 5).
          23.2           -- Consent of SCI's Independent Accountants.
                            (PricewaterhouseCoopers LLP).
          23.3           -- Consent of ECI's Independent Accountants.
                            (PricewaterhouseCoopers LLP).
         *24             -- Powers of Attorney of SCI.
          25             -- Statement of Eligibility and Qualification Under the
                            Trust Indenture Act of 1939 of a Corporation Designated
                            to Act as Trustee on Form T-1 by Bankers Trust Company.
                            (Incorporated by reference to Exhibit 25.1 to ECI's Form
                            S-3 dated April 23, 1998).

---------------

* Previously filed.